EXHIBIT 23.1

MOORE STEPHENS

ELLIS FOSTER LTD.

CHARTERED ACCOUNTANTS

1650 West 1st Avenue

Vancouver, BC Canada V6J 1G1

Telephone: (604) 734-1112 Facsimile: (604) 714-5916

www.ellisfoster.com	Reply Attention: D.T.Kong

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use of our report dated March 19, 2004, except for note 19, which was as of April 6, 2004, with respect to the consolidated balance sheets of Dragon Pharmaceutical Inc. & Subsidiaries as at December 31, 2003 and 2002 and the related consolidated statements of stockholders’ equity for the years ended December 31, 2003 and 2002, and the consolidated statements of operations and cash flows for each of the years in the three-year period ended December 31, 2003. We further consent to the reference to our firm under the heading “Experts” in the Proxy Statement/Prospectus that is part of the S-4 Registration Statement.

“MOORE STEPHENS ELLIS FOSTER LTD.”

Vancouver, British Columbia	Chartered Accountants
Canada
September 8, 2004

MSEF A partnership of incorporated professionals

An independently owned and operated member of Moore Stephens North America Inc., a member of Moore Stephens International Limited

•	members in principal cities throughout the world